                                                                      EXHIBIT 12

                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES




                                           For the Year Ended December 31
                                         ----------------------------------
                                            1996        1995        1994
                                         ----------  ----------  ----------
                                                  (dollars in thousands)
     Interest costs and amortization
      of debt costs                       $   7,868     $   725     $     -
     Interest factor related to
      noncapitalized leases (1)               4,839       2,203       1,632
                                         ----------  ----------  ----------

      Total fixed charges                 $  12,707     $ 2,928     $ 1,632
                                         ----------  ----------  ----------


     Income before income taxes           $  93,812     $71,370     $43,194
     Total fixed charges                     12,707       2,928       1,632
                                         ----------  ----------  ----------
     Total earnings before
      fixed charges                       $ 106,519     $74,298     $44,826
                                         ----------  ----------  ----------


     Ratio of earnings to fixed charges         8.4        25.4        27.5





(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.